Exhibit 99.6

FORM OF

NOMINEE HOLDER CERTIFICATION

ON TRACK INNOVATIONS, LTD.

The undersigned, a bank, broker, dealer, trustee, depositary, or other nominee of non-transferable subscription rights (the “Subscription Rights”) to purchase ordinary shares (“Shares”) of On Track Innovations, Ltd. (the “Company”), pursuant to the Subscription Rights offering described and provided for in the Company’s prospectus dated , 2021, (the “Prospectus”), hereby certifies to the Company and to Broadrige Corporate Issuer Solutions, as Subscription Agent for such Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) and, on behalf of beneficial owners of Subscription Rights who have subscribed for the purchase of additional Shares pursuant to the Over-Subscription Privilege (as defined in the Prospectus), the number of Shares specified below, listing separately each such exercised Basic Subscription Right and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for Shares pursuant to the Over-Subscription Privilege, each such beneficial owner’s Basic Subscription Right has been exercised in full:

	Individual Soliciting	Number of Shares Owned on the Record Date	Individual Soliciting Broker (if any)	Number of Shares Subscribed for Pursuant to the Basic Subscription Right	Number of Shares Subscribed for Pursuant to the Over-Subscription Privilege
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8.

Name of Nominee Holder

By:

Name:

Title:

Phone Number:

Fax Number:

Dated:

Provide the following information, if applicable:

DTC Participant Number

DTC Participant

By:

Name:

Title:

DTC Bank Subscription Confirmation Number(s)

Dated: